ATI Physical Therapy Reports Fourth Quarter and Full Year 2023 Results
Refreshed Corporate Leadership and Dedicated Field Team Expand Patient Access,
Drove Sequential Growth every Quarter in Topline Revenue and Visits per Day
Accelerated Execution of Clinic Operations and Geographic Footprint Strategies,
Drove Sequential Improvement every Quarter in Revenue per Clinic and Visits per Day per Clinic
Beat 2023 Revenue and Adjusted EBITDA1 Guidance
BOLINGBROOK, IL – February 26, 2024 – ATI Physical Therapy, Inc. (NYSE: ATIP) (“ATI” or the “Company”), a nationally recognized outpatient physical therapy provider in the United States, today reported financial results for the fourth quarter and full year ended December 31, 2023.
“We started 2023 with an enhanced corporate leadership team, laid out our plans, and finished the year exceeding what we set out to accomplish,” said Sharon Vitti, Chief Executive Officer of ATI. “Our providers expanded patient access and created increasingly busy clinic environments every single quarter. This past year's successes are a direct result of the resilience and dedication of our entire team to our purpose.”
Ms. Vitti continued, “ATI has an outstanding physical therapy platform, as evidenced by the strong demand for our quality care, the favorable payor rates we garnered in 2023, and the ‘exceptional’ rating and bonus payments we again received from CMS for quality patient care. We are confident in our future and look forward to continuing to execute on our strategic plans while delivering value to our patients, team members, shareholders, and stakeholders.”
Joe Jordan, Chief Financial Officer of ATI, said, “We are excited to have beat our 2023 revenue and adjusted EBITDA1 guidance. Our initiatives to advance operational efficiency and profitability generated solid progression in financial results in 2023, and that momentum is carrying into 2024.”
Fourth Quarter 2023 Results
Supplemental tables of key performance metrics for the first quarter of 2021 through the fourth quarter of 2023 are presented after the financial statements at the end of this press release. Commentary on performance results in the fourth quarter of 2023 is as follows:
•Net revenue was $182.3 million compared to $177.5 million in the third quarter of 2023 and $161.8 million in the fourth quarter of 2022, an increase of 2.7% quarter-over-quarter and 12.7% year-over-year. The increases were primarily driven by adept execution by the Company’s clinicians to ensure access for patients and strong demand for ATI’s physical therapy (“PT”) and adjacent services. The year-over-year increase was also due to a higher rate per visit.
1 Refer to “Non-GAAP Financial Measures” below.

▪Net patient revenue was $166.1 million compared to $162.3 million in the third quarter of 2023 and $146.2 million in the fourth quarter of 2022, an increase of 2.4% quarter-over-quarter and 13.6% year-over-year. See below for discussion of drivers to net patient revenue (i.e., patient visits and Rate per Visit).
▪Other revenue was $16.1 million compared to $15.2 million in the third quarter of 2023 and $15.6 million in the fourth quarter of 2022, an increase of 6.3% quarter-over-quarter and 3.7% year-over-year. The quarter-over-quarter increase was primarily due to higher Sports Medicine revenue, and the year-over-year increase was mostly due to higher MSA revenue.
•Visits per Day (“VPD”) were 24,238 compared to 23,435 in the third quarter of 2023 and 22,316 in the fourth quarter of 2022, an increase of 3.4% quarter-over-quarter and 8.6% year-over-year. The increases were driven by the Company’s increased capacity to see patients through a higher number of clinical FTE and higher productivity per clinical FTE.
▪VPD per Clinic was 27.0 compared to 25.9 in the third quarter of 2023 and 24.1 in the fourth quarter of 2022, an increase of 1.1 visits quarter-over-quarter and 2.9 visits year-over-year. These increases were primarily driven by the Company’s continued focus on operational excellence within its clinics and ongoing footprint optimization efforts.
•Rate per Visit (“RPV”) was $108.81 compared to $109.90 in the third quarter of 2023 and $103.99 in the fourth quarter of 2022, a decrease of 1.0% quarter-over-quarter and an increase of 4.6% year-over-year. The quarter-over-quarter decrease was primarily driven by the absence of certain one-time favorable adjustments present in the third quarter of 2023. The year-over-year increase was mostly driven by operational improvements around front-end and claims submission processes and favorable contracting in certain key markets.
•Salaries and related costs were $99.3 million compared to $97.1 million in the third quarter of 2023 and $90.7 million in the fourth quarter of 2022, an increase of 2.2% quarter-over-quarter and 9.5% year-over-year. The quarter-over-quarter increase was primarily due to more clinical and support staff FTE. The year-over-year increase was primarily due to more clinical and support staff FTE in addition to compensation inflation.
▪PT salaries and related costs per visit were $56.56 compared to $57.47 in the third quarter of 2023 and $54.92 in the fourth quarter of 2022, a decrease of 1.6% quarter-over-quarter and an increase of 3.0% year-over-year. The quarter-over-quarter decrease was primarily driven by a higher labor productivity of 9.4 VPD per clinical FTE compared to 9.3 in the third quarter of 2023. The year-over-year increase was primarily due to higher compensation per FTE, partially offset by a higher labor productivity of 9.4 VPD per clinical FTE compared to 9.0 in the fourth quarter of 2022.
•Rent, clinic supplies, contract labor and other was $52.6 million compared to $52.7 million in the third quarter of 2023 and $49.1 million in the fourth quarter of 2022, essentially flat quarter-over-quarter and an increase of 7.0% year-over-year. The year-over-year increase was primarily driven by higher spending on contract labor and outside services, partially offset by less clinics.
▪PT rent and other per clinic was $57,109 compared to $57,012 in the third quarter of 2023 and $51,252 in the fourth quarter of 2022, essentially flat quarter-over-quarter and an increase of 11.4% year-over-year. The year-over-year increase was primarily driven by higher spend on contract labor and outside services.

•Provision for doubtful accounts was $1.4 million compared to $3.3 million in the third quarter of 2023 and $2.5 million in the fourth quarter of 2022. PT provision as a percentage of net patient revenue was 0.9% compared to 1.7% in the fourth quarter of 2022, reflecting strong collection experience.
•Selling, general and administrative expenses were $26.5 million compared to $25.1 million in the third quarter of 2023 and $27.6 million in the fourth quarter of 2022, an increase of 5.5% quarter-over-quarter and a decrease of 4.2% year-over-year. The quarter-over-quarter increase was driven primarily by lower legal cost insurance reimbursements and higher costs from added people and purchased services. The year-over-year decrease was primarily driven by lower severance costs and lower net non-ordinary legal and regulatory spend, partially offset by higher costs from purchased services.
•Non-cash goodwill, intangible and other asset impairment charges totaled $5.6 million due to long-lived asset impairments related to subleasing a portion of the corporate office space, current real estate market conditions, and underperforming clinics.
•Fair value remeasurement gains related to our 2L notes, warrant liability, and contingent common shares liability totaled $16.4 million primarily driven by decreases in the Company’s share price during the period.
•Interest expense during the quarter was $14.9 million compared to $15.5 million in the third quarter of 2023 and $13.5 million in the fourth quarter of 2022, a decrease of 3.5% quarter-over-quarter and an increase of 11.0% year-over-year. The quarter-over-quarter decrease was primarily due to cessation of the incremental 1.0% interest rate on the senior secured term and revolving loans in October 2023 due to achievement of certain required financial metrics under the terms of the credit agreement. The year-over-year increase was primarily due to a lower interest rate hedge benefit.
•Income tax expense (benefit) was $2.3 million, compared to $0.1 million in the third quarter of 2023 and $(5.0) million in the fourth quarter of 2022.
•Net loss was $4.5 million compared to $14.6 million in the third quarter of 2023 and $102.4 million in the fourth quarter of 2022. The fourth quarter of 2022 net loss included $96.0 million in goodwill, intangible and other asset impairment charges.
•Net loss available to common stockholders was $8.9 million compared to $18.3 million in the third quarter of 2023 and $108.4 million in the fourth quarter of 2022.
▪Fully diluted Class A common stock loss per share was $2.15 compared to $4.42 in the third quarter of 2023 and $26.50 in the fourth quarter of 2022.
•Adjusted EBITDA2 was $12.7 million compared to $9.4 million in the third quarter of 2023 and $6.4 million in the fourth quarter of 2022, an increase of 34.4% quarter-over-quarter and 99.2% year-over-year. The quarter-over-quarter increase was primarily due to higher revenue and lower provision for doubtful accounts, partially offset by higher clinic and corporate operating costs in support of business growth. The year-over-year increase was primarily due to higher revenue, lower provision for doubtful accounts, and lower corporate operating costs, partially offset by higher clinic operating costs in support of business growth.
2 Ibid.

Adjusted EBITDA3 margin was 7.0% compared to 5.3% in the third quarter of 2023 and 3.9% in the fourth quarter of 2022.
•Net cash (use) generation was $(46.3) million in 2023 compared to $34.5 million in 2022.
Operating cash use was $12.4 million year-to-date compared to $65.5 million in 2022, reflecting higher earnings in addition to the conclusion of the CARES Act repayments and deferred payments in 2022 and other timing differences between accrual and cash basis.
Investing cash use was $17.4 million year-to-date compared to $28.0 million in 2022, with the decrease primarily due to fewer new clinic openings. Thirteen clinics were opened year-to-date compared to 36 clinics in the prior comparative period.
Financing cash (use) generation was $(16.6) million year-to-date compared to $128.1 million in 2022. Excluding revolver activity and the February 2022 refinancing, financing cash use was $6.9 million year-to-date compared to $2.2 million in 2022.
•As of December 31, 2023, total liquidity was $41.8 million comprised of cash and cash equivalents of $36.8 million and available revolving credit facility of $5.0 million. As of 2023 year-end, the Company also had access to a $25.0 million delayed draw term loan, which was subsequently fully drawn in January 2024.
Additionally, ATI closed four clinics during the quarter in connection with the Company’s ongoing footprint optimization initiative, resulting in 896 clinics at the end of the year.
Full Year 2023 Results
Commentary on performance results for full year 2023 is as follows:
•Net revenue was $699.0 million compared to $635.7 million for the full year 2022, an increase of 10.0% year-over-year.
▪Net patient revenue was $636.1 million compared to $575.9 million for the full year 2022, an increase of 10.4% year-over-year.
▪Other revenue was $62.9 million compared to $59.7 million for the full year 2022, an increase of 5.3% year-over-year.
•Salaries and related costs were $382.4 million compared to $358.0 million for the full year 2022, an increase of 6.8% year-over-year.
•Rent, clinic supplies, contract labor and other was $208.6 million compared to $202.6 million for the full year 2022, an increase of 3.0% year-over-year.
•Provision for doubtful accounts was $11.3 million compared to $13.9 million for the full year 2022. Provision as a percent of net revenue was 1.8% compared to 2.4% for the full year 2022.
•Selling, general and administrative expenses were $118.7 million compared to $114.7 million for the full year 2022, an increase of 3.5% year-over-year.
3 Ibid.

•Non-cash goodwill, intangible and other asset impairment charges totaled $5.6 million compared to $486.3 million for the full year 2022.
•Fair value remeasurement gains related to our 2L notes, warrant liability, and contingent common shares liability totaled $26.8 million compared to $46.8 million for the full year 2022.
•Interest expense was $61.0 million compared to $45.3 million for the full year 2022, an increase of 34.8% year-over-year primarily due to higher interest rates and higher revolver borrowings.
•Income tax expense (benefit) was $2.6 million compared to $(48.5) million for the full year 2022.
•Net loss was $66.1 million compared to $493.0 million for the full year 2022.
•Net loss available to common stockholders was $132.0 million compared to $510.3 million for the full year 2022. Fiscal year 2023 net loss available to common stockholders included $62.2 million in Series A Preferred Stock redemption value adjustments and cumulative dividends.
▪Fully diluted Class A common stock loss per share was $31.93 compared to $125.59 for the full year 2022.
•Adjusted EBITDA4 was $36.2 million compared to $6.7 million for the full year 2022, an increase of 439.8% year-over-year.
Adjusted EBITDA5 margin was 5.2% compared to 1.1% for the full year 2022.
Additionally, ATI opened 13 clinics and closed and/or divested 40 clinics during 2023 in connection with the Company’s ongoing footprint optimization initiative. The Company had 896 clinics at the end of the year.
Fourth Quarter 2023 Earnings Conference Call
Management will host a conference call at 5:00 p.m. Eastern Time on February 26, 2024 to review fourth quarter and full year 2023 financial results. The conference call can be accessed via a live audio webcast. To join, please access the following web link, ATI Physical Therapy, Inc. Q4 2023 Year-End Earnings Conference Call, on the Company’s Investor Relations website at https://investors.atipt.com at least 15 minutes early to register and download and install any necessary audio software. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.
About ATI Physical Therapy
At ATI Physical Therapy, we are committed to helping people live better. We provide convenient access to high-quality care to prevent and treat musculoskeletal (MSK) pain. Our approximately 900 locations in 24 states and virtual practice operate under the largest single-branded platform built to support standardized clinical guidelines and operating processes. With outcomes from more than 3 million unique patient cases, ATI strives to utilize quality standards designed to deliver proven, predictable, and impactful patient outcomes. From preventative services in the workplace and athletic training support to outpatient clinical services and online physical therapy via our online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.
4 Ibid.
5 Ibid.

Forward-Looking Statements
All statements other than statements of historical facts contained in this communication are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the impact of physical therapist attrition and ability to achieve and maintain clinical staffing levels and clinician productivity, anticipated visit and referral volumes and other factors on the Company's overall profitability, and estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.
These forward-looking statements are subject to a number of risks and uncertainties, including:
•our liquidity position raises substantial doubt about our ability to continue as a going concern;
•risks associated with liquidity and capital markets, including the Company's ability to generate sufficient cash flows, together with cash on hand, to run its business, cover liquidity and capital requirements and resolve substantial doubt about the Company's ability to continue as a going concern;
•our ability to meet financial covenants as required by our 2022 Credit Agreement, as amended;
•risks related to outstanding indebtedness and preferred stock, rising interest rates and potential increases in borrowing costs, compliance with associated covenants and provisions and the potential need to seek additional or alternative debt or capital financing in the future;
•risks related to the Company's ability to access additional financing or alternative options when needed;
•our dependence upon governmental and third-party private payors for reimbursement and that decreases in reimbursement rates, renegotiation or termination of payor contracts, billing disputes with third-party payors or unfavorable changes in payor, state and service mix may adversely affect our financial results;
•federal and state governments’ continued efforts to contain growth in Medicaid expenditures, which could adversely affect the Company’s revenue and profitability;
•payments that we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;

•compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•risks associated with public health crises, epidemics and pandemics, including the COVID-19 pandemic, and their direct and indirect impacts or lingering effects on the business, which could lead to a decline in visit volumes and referrals;
•our inability to compete effectively in a competitive industry, subject to rapid technological change and cost inflation, including competition that could impact the effectiveness of our strategies to improve patient referrals and our ability to identify, recruit, hire and retain skilled physical therapists;
•our inability to maintain high levels of service and patient satisfaction;
•risks associated with the locations of our clinics, including the economies in which we operate and the potential need to close clinics and incur closure costs;
•our dependence upon the cultivation and maintenance of relationships with customers, suppliers, physicians and other referral sources;
•the severity of climate change or the weather and natural disasters that can occur in the regions of the U.S. in which we operate, which could cause disruption to our business;
•risks associated with future acquisitions, divestitures and other business initiatives, which may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities;
•failure of third-party vendors, including customer service, technical and information technology (“IT”) support providers and other outsourced professional service providers to adequately address customers’ requests and meet Company requirements;
•risks associated with our ability to secure renewals of current suppliers and other material agreements that the Company currently depends upon for business operations;
•risks associated with our reliance on IT infrastructure in critical areas of our operations including, but not limited to, cyber and other security threats;
•a security breach of our IT systems or our third-party vendors’ IT systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act;
•maintaining clients for which we perform management and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;
•our failure to maintain financial controls and processes over billing and collections or disputes with third-party private payors could have a significant negative impact on our financial condition and results of operations;
•our operations are subject to extensive regulation and macroeconomic uncertainty;
•our ability to meet revenue and earnings expectations;

•risks associated with applicable state laws regarding fee-splitting and professional corporation laws;
•inspections, reviews, audits and investigations under federal and state government programs and third-party private payor contracts that could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation;
•changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis;
•our ability to maintain necessary insurance coverage at competitive rates;
•the outcome of any legal and regulatory matters, proceedings or investigations instituted against us or any of our directors or officers, and whether insurance coverage will be available and/or adequate to cover such matters or proceedings;
•general economic conditions, including but not limited to inflationary and recessionary periods;
•our facilities face competition for experienced physical therapists and other clinical providers that may increase labor costs, result in elevated levels of contract labor and reduce profitability;
•risks associated with our ability to attract and retain talented executives and employees amidst the impact of unfavorable labor market dynamics, wage inflation and recent reduction in value of our share-based compensation incentives, including potential failure of steps being taken to reduce attrition of physical therapists and increase hiring of physical therapists;
•risks resulting from the 2L Notes, IPO Warrants, Earnout Shares and Vesting Shares being accounted for as liabilities at fair value and the changes in fair value affecting our financial results;
•further impairments of goodwill and other intangible assets, which represent a significant portion of our total assets, especially in view of the Company’s recent market valuation;
•our inability to maintain effective internal control over financial reporting;
•risks related to dilution of Common Stock ownership interests and voting interests as a result of the issuance of 2L Notes and Series B Preferred Stock;
•costs related to operating as a public company; and
•risks associated with our efforts and ability to regain and sustain compliance with the listing requirements of our securities on the New York Stock Exchange (“NYSE”).
If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.
Investors should also review those factors discussed in the Company’ Form 10-K for the fiscal year ended December 31, 2023, under the heading "Risk Factors," and other documents filed, or to be filed, by ATI with the SEC. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Readers should not place undue reliance on forward-looking statements. The Company undertakes no obligations to publicly update or revise any forward-looking statements after the date they are made or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company, as applicable, as of the date of this communication, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA” and “Adjusted EBITDA margin.” ATI believes Adjusted EBITDA and Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by Net Revenue) assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of ATI’s core operating performance.
Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which ATI operates and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of the Company’s business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare ATI’s performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of cash available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Contacts:
Investor Relations
Joanne Fong
SVP, Treasurer and Head of Investor Relations
ATI Physical Therapy
investors@atipt.com
331-273-4891

Media Inquiries
Genesa Garbarino
Garbo Communications
genesa@garbo.agency
424-499-7025

Rob Manker
Marketing Director
ATI Physical Therapy
warren.manker@atipt.com
630-430-4018

ATI Physical Therapy
Condensed Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net patient revenue	$166,145	$146,196	$636,095	$575,940
Other revenue	16,147	15,568	62,921	59,731
Net revenue	182,292	161,764	699,016	635,671

Cost of services:
Salaries and related costs	99,251	90,652	382,370	357,982
Rent, clinic supplies, contract labor and other	52,579	49,131	208,593	202,568
Provision for doubtful accounts	1,420	2,461	11,251	13,869
Total cost of services	153,250	142,244	602,214	574,419
Selling, general and administrative expenses	26,475	27,629	118,728	114,724
Goodwill, intangible and other asset impairment charges	5,591	96,038	5,591	486,262
Operating loss	(3,024)	(104,147)	(27,517)	(539,734)
Change in fair value of 2L Notes	(15,976)	—	(24,471)	—
Change in fair value of warrant liability	(7)	(592)	(95)	(4,243)
Change in fair value of contingent common shares liability	(450)	(9,765)	(2,257)	(42,525)
Interest expense, net	14,943	13,463	61,039	45,278
Other expense, net	688	152	1,777	3,333
Loss before taxes	(2,222)	(107,405)	(63,510)	(541,577)
Income tax expense (benefit)	2,286	(4,998)	2,568	(48,530)
Net loss	(4,508)	(102,407)	(66,078)	(493,047)
Net income (loss) attributable to non-controlling interests	1,115	358	3,717	(668)
Net loss attributable to ATI Physical Therapy, Inc.	(5,623)	(102,765)	(69,795)	(492,379)
Less: Series A Senior Preferred Stock redemption value adjustments	(2,811)	—	38,958	—
Less: Series A Senior Preferred Stock cumulative dividend	6,132	5,613	23,219	17,876
Net loss available to common stockholders	$(8,944)	$(108,378)	$(131,972)	$(510,255)

Loss per share of Class A common stock:
Basic	$(2.15)	$(26.50)	$(31.93)	$(125.59)
Diluted	$(2.15)	$(26.50)	$(31.93)	$(125.59)
Weighted average shares outstanding:
Basic and diluted	4,157	4,089	4,133	4,063

ATI Physical Therapy
Condensed Consolidated Balance Sheets
($ in thousands)
(unaudited)

	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$36,802	$83,139
Accounts receivable (net of allowance for doubtful accounts of $48,055 and $47,620 at December 31, 2023 and December 31, 2022, respectively)	88,512	80,673
Prepaid expenses	12,920	13,526
Insurance recovery receivable	23,981	933
Other current assets	4,367	9,107
Assets held for sale	2,056	6,755
Total current assets	168,638	194,133

Property and equipment, net	100,422	123,690
Operating lease right-of-use assets	194,423	226,092
Goodwill, net	289,650	286,458
Trade name and other intangible assets, net	245,858	246,582
Other non-current assets	4,290	2,030
Total assets	$1,003,281	$1,078,985

Liabilities, Mezzanine Equity and Stockholders' Equity:
Current liabilities:
Accounts payable	$14,704	$12,559
Accrued expenses and other liabilities	88,435	53,672
Current portion of operating lease liabilities	51,530	47,676
Liabilities held for sale	1,778	2,614
Total current liabilities	156,447	116,521

Long-term debt, net(1)	433,578	531,600
2L Notes due to related parties, at fair value	79,472	—
Warrant liability	3	98
Contingent common shares liability	578	2,835
Deferred income tax liabilities	21,367	18,886
Operating lease liabilities	185,602	218,424
Other non-current liabilities	1,696	1,834
Total liabilities	878,743	890,198
Commitments and contingencies
Mezzanine equity:
Series A Senior Preferred Stock, $0.0001 par value; 1.0 million shares authorized; 0.2 million shares issued and outstanding; $1,249.06 stated value per share at December 31, 2023; $1,108.34 stated value per share at December 31, 2022	220,393	140,340
(1) Includes $17.0 million of principal amount of debt due to related parties as of December 31, 2023.

Stockholders' equity:
Class A common stock, $0.0001 par value; 470.0 million shares authorized; 4.2 million shares issued, 4.0 million shares outstanding at December 31, 2023; 4.1 million shares issued, 4.0 million shares outstanding at December 31, 2022	—	—
Treasury stock, at cost, 0.007 million shares and 0.002 million shares at December 31, 2023 and December 31, 2022, respectively	(219)	(146)
Additional paid-in capital	1,308,119	1,378,716
Accumulated other comprehensive income	406	4,899
Accumulated deficit	(1,409,306)	(1,339,511)
Total ATI Physical Therapy, Inc. equity	(101,000)	43,958
Non-controlling interests	5,145	4,489
Total stockholders' equity	(95,855)	48,447
Total liabilities, mezzanine equity and stockholders' equity	$1,003,281	$1,078,985

ATI Physical Therapy
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(unaudited)

	Year Ended
	December 31, 2023	December 31, 2022
Operating activities:
Net loss	$(66,078)	$(493,047)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill, intangible and other asset impairment charges	5,591	486,262
Depreciation and amortization	37,412	40,590
Provision for doubtful accounts	11,251	13,869
Deferred income tax provision	2,481	(48,573)
Non-cash lease expense related to right-of-use assets	47,926	48,253
Non-cash share-based compensation	8,766	7,374
Amortization of debt issuance costs and original issue discount	2,889	2,873
Non-cash interest expense	6,567	3,481
Loss on extinguishment of debt	444	2,809
Loss on disposal and sale of assets	1,743	9
Change in fair value of 2L Notes	(24,471)	—
Change in fair value of warrant liability	(95)	(4,243)
Change in fair value of contingent common shares liability	(2,257)	(42,525)
Change in fair value of non-designated derivative instrument	475	—
Changes in:
Accounts receivable, net	(18,604)	(12,573)
Insurance recovery receivable	(23,048)	7
Prepaid expenses and other current assets	3,595	(5,031)
Other non-current assets	(2,413)	39
Accounts payable	1,138	(48)
Accrued expenses and other liabilities	42,017	854
Operating lease liabilities	(47,732)	(53,628)
Other non-current liabilities	37	28
Medicare Accelerated and Advance Payment Program Funds	—	(12,288)
Net cash used in operating activities	(12,366)	(65,508)

Investing activities:
Purchases of property and equipment	(17,322)	(28,147)
Proceeds from sale of property and equipment	91	157
Proceeds from sale of clinics	355	77
Payment of holdback liabilities related to acquisitions	(490)	(135)
Net cash used in investing activities	(17,366)	(28,048)

Financing activities:
Proceeds from long-term debt	—	500,000
Proceeds from 2L Notes from related parties	3,243	—
Financing transaction costs	(6,287)	—
Deferred financing costs	(84)	(12,952)
Original issue discount	—	(10,000)
Principal payments on long-term debt	—	(555,048)
Proceeds from issuance of Series A Senior Preferred Stock	—	144,667
Proceeds from issuance of 2022 Warrants	—	20,333
Proceeds from revolving line of credit	35,000	48,200
Payments on revolving line of credit	(44,750)	—
Equity issuance costs and original issue discount	—	(4,935)
Payment of contingent consideration liabilities	(593)	(203)
Taxes paid on behalf of employees for shares withheld	(73)	(51)
Distribution to non-controlling interest holders	(3,061)	(1,932)
Net cash (used in) provided by financing activities	(16,605)	128,079

Changes in cash and cash equivalents:
Net decrease in cash and cash equivalents	(46,337)	34,523
Cash and cash equivalents at beginning of period	83,139	48,616
Cash and cash equivalents at end of period	$36,802	$83,139

Supplemental noncash disclosures:
Derivative changes in fair value (1)	$4,493	$(4,871)
Purchases of property and equipment in accounts payable	$2,645	$1,660
Exchange of Senior Secured Term Loan for related party 2L Notes	$100,000	$—
Debt discount on Senior Secured Term Loan	$(1,797)	$—
Capital contribution from recognition of delayed draw right asset	$690	$—
Series A Senior Preferred Stock dividends and redemption value adjustments	$80,053	$—

Other supplemental disclosures:
Cash paid for interest	$52,893	$41,617
Cash received from hedging activities	$5,380	$3,497
Cash (received from) paid for taxes	$(45)	$84
(1) Derivative changes in fair value related to unrealized loss (gain) on cash flow hedges, including the impact of reclassifications.

ATI Physical Therapy, Inc.
Supplemental Tables of Key Performance Metrics

	Financial Metrics ($ in 000's)
	Net Patient Revenue	Other Revenue	Net Revenue	Adjusted EBITDA	Adj EBITDA margin
Q1 2021	$132,271	$16,791	$149,062	$5,590	3.8%
Q2 2021	$146,679	$17,354	$164,033	$23,999	14.6%
Q3 2021	$141,855	$17,158	$159,013	$8,539	5.4%
Q4 2021	$140,275	$15,488	$155,763	$1,643	1.1%
Q1 2022	$138,925	$14,897	$153,822	$(4,695)	(3.1)%
Q2 2022	$148,506	$14,787	$163,293	$5,436	3.3%
Q3 2022	$142,313	$14,479	$156,792	$(392)	(0.3)%
Q4 2022	$146,196	$15,568	$161,764	$6,363	3.9%
Q1 2023	$150,754	$16,178	$166,932	$4,790	2.9%
Q2 2023	$156,938	$15,399	$172,337	$9,338	5.4%
Q3 2023	$162,258	$15,197	$177,455	$9,429	5.3%
Q4 2023	$166,145	$16,147	$182,292	$12,675	7.0%

	Operational Metrics
	Visits per Day (1)	Clinical FTE (2)	VPD per cFTE (3)	ATI Clinician Headcount (4)	Contractor Headcount (5)	ATI Clinician Headcount
						Adds (6)	Turnover (7)
Q1 2021	19,520	2,284	8.5	2,558	16	41%	31%
Q2 2021	21,569	2,325	9.3	2,526	43	37%	44%
Q3 2021	20,674	2,359	8.8	2,583	108	51%	42%
Q4 2021	20,649	2,490	8.3	2,650	109	37%	31%
Q1 2022	21,062	2,466	8.5	2,658	158	25%	23%
Q2 2022	22,403	2,465	9.1	2,647	151	26%	28%
Q3 2022	21,493	2,465	8.7	2,691	151	33%	25%
Q4 2022	22,316	2,476	9.0	2,662	123	19%	26%
Q1 2023	22,701	2,423	9.4	2,629	168	21%	27%
Q2 2023	23,412	2,452	9.5	2,681	185	27%	19%
Q3 2023	23,435	2,524	9.3	2,786	214	35%	20%
Q4 2023	24,238	2,584	9.4	2,759	179	15%	21%

(1)Equals patient visits divided by operating days.
(2)Represents clinical staff hours divided by 8 hours divided by number of paid days.
(3)Equals patient visits divided by operating days divided by clinical full-time equivalent employees.
(4)Represents ATI employee clinician headcount at end of period.
(5)Represents contractor clinician headcount at end of period.
(6)Represents ATI employee clinician headcount new hire adds divided by average headcount, multiplied by 4 to annualize.
(7)Represents ATI employee clinician headcount separations divided by average headcount, multiplied by 4 to annualize.

	Unit Economics: PT Clinics ($ actual)
	Ending Clinic Count	PT Revenue per Clinic (1)	VPD per Clinic (2)	PT Rate per Visit (3)	PT Salaries per Visit (4)	PT Rent and Other per Clinic (5)	PT Provision as % PT Revenue (6)
Q1 2021	882	$150,536	22.2	$107.56	$54.14	$47,722	5.4%
Q2 2021	889	$165,241	24.3	$106.26	$48.22	$47,857	2.4%
Q3 2021	900	$158,556	23.1	$105.56	$53.70	$49,499	2.5%
Q4 2021	910	$154,772	22.8	$104.51	$55.73	$50,976	1.5%
Q1 2022	922	$151,225	22.9	$103.06	$55.47	$54,472	3.7%
Q2 2022	926	$160,431	24.2	$103.57	$53.64	$53,017	2.4%
Q3 2022	929	$153,410	23.2	$103.46	$56.20	$53,945	2.0%
Q4 2022	923	$157,993	24.1	$103.99	$54.92	$51,252	1.7%
Q1 2023	909	$165,846	25.0	$103.76	$52.98	$56,338	2.7%
Q2 2023	911	$172,207	25.7	$104.74	$54.81	$53,866	1.5%
Q3 2023	900	$179,224	25.9	$109.90	$57.47	$57,012	2.1%
Q4 2023	896	$184,948	27.0	$108.81	$56.56	$57,109	0.9%

(1)Equals Net Patient Revenue divided by average clinics over the quarter.
(2)Equals patient visits divided by operating days divided by average clinics over the quarter
(3)Equals Net Patient Revenue divided by patient visits.
(4)Equals estimated patient-related portion of Salaries and Related Costs divided by patient visits.
(5)Equals estimated patient-related portion of Rent, Clinic Supplies, Contract Labor and Other divided by average clinics over the quarter.
(6)Equals estimated patient-related portion of Provision for Doubtful Accounts divided by Net Patient Revenue.

	Customer Satisfaction Metrics
	Net Promoter Score (1)	Google Star Rating (2)
Q1 2021	75	4.9
Q2 2021	77	4.9
Q3 2021	73	4.9
Q4 2021	78	4.8
Q1 2022	74	4.9
Q2 2022	75	4.9
Q3 2022	76	4.8
Q4 2022	76	4.9
Q1 2023	76	4.8
Q2 2023	74	4.8
Q3 2023	75	4.9
Q4 2023	76	4.9

(1)NPS measures customer experience from ATI patient survey responses. The score is calculated as the percentage of promoters less the percentage of detractors.
(2)A Google Star rating is a five-star rating scale that ranks businesses based on customer reviews. Customers are given the opportunity to leave a business review after interacting with a business, which involves choosing from one star (poor) to five stars (excellent).

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2023	2023	2023	2023
Net loss	$(4,508)	$(14,611)	$(21,749)	$(25,210)
Plus (minus):
Net income attributable to non-controlling interests	(1,115)	(586)	(956)	(1,060)
Interest expense, net	14,943	15,478	16,682	13,936
Income tax expense	2,286	131	89	62
Depreciation and amortization expense	8,915	9,154	9,211	9,564
EBITDA	$20,521	$9,566	$3,277	$(2,708)
Goodwill, intangible and other asset impairment charges (1)	5,591	—	—	—
Change in fair value of 2L Notes (2)	(15,976)	(1,485)	(7,010)	—
Changes in fair value of warrant liability and contingent common shares liability (3)	(457)	(394)	(990)	(511)
Legal cost insurance reimbursements (4)	(3,597)	(4,274)	—	—
Non-ordinary legal and regulatory matters (5)	3,646	3,559	2,001	1,523
Share-based compensation	2,274	2,286	2,755	1,478
Transaction costs (6)	131	215	8,714	5,408
Change in fair value of non-designated derivative instrument	542	(67)	—	—
Pre-opening de novo costs (7)	—	23	147	172
Loss on debt extinguishment (8)	—	—	444	—
Non-recurring labor related credits (9)	—	—	—	(702)
Reorganization and severance costs (10)	—	—	—	130
Adjusted EBITDA	$12,675	$9,429	$9,338	$4,790
Adjusted EBITDA margin	7.0%	5.3%	5.4%	2.9%
(1)Represents non-cash charges related to the write-down of long-lived assets.
(2)Represents non-cash amounts related to the change in the estimated fair value of the 2L Notes.
(3)Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(4)Represents insurance reimbursements for legal costs incurred related to the previously disclosed ATIP stockholder class action complaints and derivative complaint.
(5)Represents non-ordinary course legal costs related to the previously disclosed ATIP stockholder class action complaints, derivative complaint, and SEC matter.
(6)Represents non-capitalizable debt and capital transaction costs.
(7)Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(8)Represents charges related to the loss on debt extinguishment recognized as part of the 2023 Debt Restructuring.
(9)Represents realized benefit of labor related credit, that was not previously considered probable and relates to prior years.
(10)Represents severance costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2022	2022	2022	2022
Net loss	$(102,407)	$(116,694)	$(135,723)	$(138,223)
Plus (minus):
Net (income) loss attributable to non-controlling interests	(358)	376	177	473
Interest expense, net	13,463	11,780	11,379	8,656
Income tax benefit	(4,998)	(7,218)	(13,033)	(23,281)
Depreciation and amortization expense	9,979	9,907	10,055	9,900
EBITDA	$(84,321)	$(101,849)	$(127,145)	$(142,475)
Goodwill, intangible and other asset impairment charges (1)	96,038	106,663	127,820	155,741
Goodwill, intangible and other asset impairment charges attributable to non-controlling interests (1)	(364)	(457)	(654)	(940)
Changes in fair value of warrant liability and contingent common shares liability (2)	(10,357)	(7,720)	(2,680)	(26,011)
Loss on debt extinguishment (3)	—	—	—	2,809
Loss on legal settlement (4)	—	—	3,000	—
Share-based compensation	1,544	1,920	2,004	1,964
Non-ordinary legal and regulatory matters (5)	937	772	2,202	2,497
Pre-opening de novo costs (6)	101	224	286	381
Transaction costs (7)	1,093	55	603	1,538
Reorganization and severance costs (8)	1,797	—	—	—
Non-recurring labor related credits (9)	(105)	—	—	—
Gain on sale of Home Health service line, net	—	—	—	(199)
Adjusted EBITDA	$6,363	$(392)	$5,436	$(4,695)
Adjusted EBITDA margin	3.9%	(0.3)%	3.3%	(3.1)%
(1)Represents non-cash charges related to the write-down of goodwill, trade name indefinite-lived intangible and other assets.
(2)Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(3)Represents charges related to the derecognition of the unamortized deferred financing costs and original issuance discount associated with the full repayment of the 2016 first lien term loan.
(4)Represents charge for net settlement liability related to billing dispute.
(5)Represents non-ordinary course legal costs related to the previously disclosed ATIP stockholder class action complaints, derivative complaint, and SEC matter.
(6)Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(7)Represents costs related to the Business Combination with FVAC II and non-capitalizable debt and capital transaction costs.
(8)Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(9)Represents realized benefit of labor related credit, that was not previously considered probable and relates to prior years.

ATI Physical Therapy, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
($ in thousands)
(unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2021	2021	2021	2021
Net income (loss)	$1,690	$(326,774)	$(439,126)	$(17,818)
Plus (minus):
Net (income) loss attributable to non-controlling interests	(869)	2,109	3,769	(1,309)
Interest expense, net	7,215	7,386	15,632	16,087
Interest expense on redeemable preferred stock	—	—	4,779	5,308
Income tax benefit	(5,381)	(35,333)	(19,731)	(10,515)
Depreciation and amortization expense	10,005	9,222	9,149	9,619
EBITDA	$12,660	$(343,390)	$(425,528)	$1,372
Goodwill, intangible and other asset impairment charges (1)	—	508,972	453,331	—
Goodwill, intangible and other asset impairment charges attributable to non-controlling interest (1)	—	(2,928)	(5,021)	—
Changes in fair value of warrant liability and contingent common shares liability (2)	(10,046)	(162,202)	(25,487)	—
Gain on sale of Home Health service line, net	(5,846)	—	—	—
Reorganization and severance costs (3)	—	3,551	—	362
Transaction and integration costs (4)	955	2,335	3,580	2,918
Share-based compensation	905	1,248	3,112	504
Pre-opening de novo costs (5)	543	511	441	434
Non-ordinary legal and regulatory matters (6)	2,472	442	—	—
Loss on debt extinguishment (7)	—	—	5,534	—
Loss on settlement of redeemable preferred stock (8)	—	—	14,037	—
Adjusted EBITDA	$1,643	$8,539	$23,999	$5,590
Adjusted EBITDA margin	1.1%	5.4%	14.6%	3.8%
(1)Represents non-cash charges related to the write-down of goodwill, trade name indefinite-lived intangible and other assets.
(2)Represents non-cash amounts related to the change in the estimated fair value of IPO Warrants, Earnout Shares and Vesting Shares.
(3)Represents severance, consulting and other costs related to discrete initiatives focused on reorganization and delayering of the Company’s labor model, management structure and support functions.
(4)Represents costs related to the Business Combination with FVAC II, non-capitalizable debt transaction costs, clinic acquisitions and acquisition-related integration and consulting and planning costs related to preparation to operate as a public company.
(5)Represents expenses associated with renovation, equipment and marketing costs relating to the start-up and launch of new locations incurred prior to opening.
(6)Represents non-ordinary course legal costs related to the previously disclosed ATIP stockholder class action complaints, derivative complaint, and SEC matter.
(7)Represents charges related to the derecognition of the proportionate amount of remaining unamortized deferred financing costs and original issuance discount associated with the partial repayment of the first lien term loan and derecognition of the unamortized original issuance discount associated with the full repayment of the subordinated second lien term loan.
(8)Represents loss on settlement of redeemable preferred stock based on the value of cash and equity provided to preferred stockholders in relation to the outstanding redeemable preferred stock liability at the time of the closing of the Business Combination with FVAC II.